Etsy, Inc. Reports Second Quarter 2018 Financial Results
Reports Year-Over-Year GMS Growth of 20.4%; Revenue Growth of 30.2%
Raises 2018 Guidance to 18-20% Growth in GMS and 33-35% in Revenue

Brooklyn, NY - August 6, 2018 - Etsy, Inc. (NASDAQ: ETSY), the global marketplace for unique and creative goods, today announced financial results for its second quarter ended June 30, 2018.
“Etsy delivered another quarter of strong performance, including our fourth consecutive quarter of GMS acceleration, continued evidence that increased investments in our core marketplace are working,” said Josh Silverman, Etsy Inc. Chief Executive Officer. “We announced the first pricing change in the history of the company, further improving our ability to reinvest in our seller community.”
Second Quarter 2018 Highlights

•
GMS was $901.7 million in the second quarter of 2018, up 20.4% compared with the second quarter of 2017. We accelerated GMS growth by 60 bps compared with the first quarter of 2018, marking the fourth consecutive quarter of sequential acceleration in this metric on an as-reported basis.

•
On a currency-neutral basis (excluding the direct impact of currency translation on GMS from goods sold that are listed in non-U.S. dollar currencies) GMS growth accelerated to 19.3% from 17.6% in the first quarter of 2018.

•	Year-over-year aggregate conversion rate growth increased for the third consecutive quarter led by strong performance across all three devices, desktop, mobile web, and the mobile app.

•	Revenue was $132.4 million and grew 30.2% in the second quarter of 2018, compared with the second quarter of 2017.

•
We announced an increased seller transaction fee, which is expected to support additional investments in the growth and health of the marketplace. The new transaction fee of 5% is inclusive of the cost of shipping and went into effect on July 16, 2018.

•
In July, we announced a referral agreement with DaWanda, a Germany-based marketplace for gifts and handmade items. DaWanda plans to wind down its operations and shut down its site on August 30, 2018. It is encouraging its community of buyers and sellers to migrate to Etsy.

•
We made progress executing against each of our four key initiatives, including launching several product enhancements aimed at bolstering trust and improving conversion rates, utilizing location as an attribute in search ranking, structural improvements to SEO, and announcing monthly subscription packages.

“Second quarter revenue increased 30.2% from the prior year, with continued growth in Marketplace revenue and out-performance in Services revenue,” said Rachel Glaser, Chief Financial Officer. “We've made meaningful progress to enable significantly more investment in the Etsy platform, and are leveraging our strong financial position to support what we believe is a long runway for future growth.”

Second Quarter 2018 Financial Summary
(in thousands except percentages; unaudited)

	Three Months Ended June 30,		% Growth Y/Y		Six Months Ended June 30,		% Growth Y/Y
	2018	2017			2018	2017
GMS	$901,685	$748,762	20.4%		$1,762,760	$1,467,803	20.1%
Revenue	$132,387	$101,692	30.2%		$253,299	$198,583	27.6%
Marketplace revenue	$91,306	$75,445	21.0%		$179,273	$146,007	22.8%
Services revenue	$39,507	$25,440	55.3%		$72,112	$49,584	45.4%
Net income	$3,379	$11,669	(71.0)%		$16,346	$11,248	45.3%
Adjusted EBITDA	$27,695	$12,696	118.1%		$54,116	$22,418	141.4%

Active sellers	1,983	1,834	8.1%		1,983	1,834	8.1%
Active buyers	35,830	30,584	17.2%		35,830	30,584	17.2%
Percent mobile GMS	55%	51%	400	bps	55%	51%	400	bps
Percent international GMS	34%	32%	200	bps	34%	32%	200	bps

For information about how we define our metrics, see our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, except for Marketplace revenue and Services revenue which are described below.
Second Quarter 2018 Financial & Operational Results

•	Total revenue was $132.4 million for the second quarter of 2018, up 30.2% year-over-year, driven by growth in both Marketplace and Services revenue.

•	Gross profit for the second quarter of 2018 was $87.0 million, up 31.8% year-over-year, and gross margin was 65.7%, up 80 basis points compared with 64.9% in the second quarter of 2017.

•
Total operating expenses were $74.2 million in the second quarter of 2018, down 4.5% year-over-year. The decrease in operating expenses was driven by restructuring charges and other exit costs stemming from our actions to streamline our cost structure in the second quarter of 2017.

•
Net income for the second quarter of 2018 was $3.4 million, with diluted earnings per share of $0.03 impacted by non-cash foreign exchange losses of $4.5 million, or $0.04 per diluted share. Net income and diluted earnings per share were significantly lower compared to last year. This was due to foreign exchange fluctuations, primarily related to intercompany balances, and a tax benefit recorded last year due to employee stock-option exercises, which both contributed to the year-over-year decline in net income and diluted earnings per share.

•
Non-GAAP Adjusted EBITDA for the second quarter of 2018 was $27.7 million and grew 118.1% year-over-year. Non-GAAP Adjusted EBITDA margin (i.e., Adjusted EBITDA divided by revenue) was 20.9%, up 840 bps year-over-year. Adjusted EBITDA performance was driven primarily by revenue growth and increased efficiencies in our operating structure resulting from a reduction in employee-related costs.

•
Net cash provided by operating activities was $66.5 million the six months ended June 30, 2018 compared with $15.4 million the prior year. The increase in net cash provided by operating activities for the six months ended June 30, 2018 was mainly driven by revenue growth and lower employee-related costs.

•
Etsy repurchased an aggregate of approximately $21.1 million, or 722,941 shares of its common stock in the second quarter of 2018, completing the authorized stock repurchase program announced in November 2017.

•	Cash, cash equivalents, and short-term investments were $567.5 million as of June 30, 2018.

2018 Financial Guidance
Etsy is raising its 2018 guidance for GMS and revenue growth, and reiterating our 2018 guidance for Adjusted EBITDA margin, which results in slightly higher Adjusted EBITDA compared to the prior guidance announced on June 14, 2018.

	2018 Guidance June 14, 2018	2018 Revised Guidance August 6, 2018
GMS Year-Over-Year Growth	16-19%	18-20%
	~$3.77B - $3.87B	~$3.84B - $3.90B
Revenue Year-Over-Year Growth	32-34%	33-35%
	~$582M - $591M	~$587M - $596M
Adjusted EBITDA Margin*	21-23%	21-23%
	~$123M - $135M	~$124M - $136M

*	Assumes the midpoint of our revenue guidance.
For a summary of the key items that we expect to impact our updated guidance, please read our Q2 investor presentation that is available on Etsy's investor relations website, investors.etsy.com.
Etsy is not able, at this time, to provide GAAP targets for net income margin for 2018 because of the unreasonable effort of estimating certain non-cash items that are excluded from non-GAAP Adjusted EBITDA margin, including, for example, provision or benefit for income taxes and foreign exchange gain or loss, the effect of which may be significant.
Webcast and Conference Call Information
Etsy will host a webcast to discuss these results at 5:00 p.m. ET today. To access the live webcast and accompanying slide deck, please visit the Etsy Investor Relations website, investors.etsy.com, and go to the Investor Events section. To join the call by phone, please dial 1-855-852-1946 (toll free) or 1-720-634-2903 (toll) and use the passcode 3481578. A replay will be available through the same link following the conference call, or by dialing (toll free) 1-855-859-2056 or 1-404-537-3406 (toll) with the passcode 3481578 starting at 8:00 p.m. ET tonight through August 20, 2018.
About Etsy
Etsy, Inc. is the global marketplace for unique and creative goods. Our mission is to keep commerce human, and we're committed to using the power of business to strengthen communities and empower people. We connect millions of buyers and sellers from nearly every country in the world. Buyers come to Etsy to be inspired and delighted by items that are crafted and curated by creative entrepreneurs. For sellers, we offer a range of tools and services that address key business needs.
Etsy was founded in 2005 and is headquartered in Brooklyn, New York.
Etsy has used, and intends to continue using, its investor relations website and the Etsy News Blog (blog.etsy.com/news) to disclose material non-public information and to comply with its disclosure obligations under Regulation FD. Accordingly, you should monitor our investor relations website and the Etsy News Blog in addition to following our press releases, SEC filings and public conference calls and webcasts.
Investor Relations Contact:
Deb Wasser, Vice President, Investor Relations
ir@etsy.com
Gabriel Ratcliff, Sr. Manager, Investor Relations
ir@etsy.com
Media Relations Contact:
Kelly Clausen, Director, Corporate Communications
press@etsy.com

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include statements relating to our business strategy, financial guidance and key drivers thereof, upcoming product launches, investments in marketing and international growth, and the impact of our four key initiatives and new pricing model on future GMS and revenue growth. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “may,” “plans,” “will,” “intends,” or similar expressions and the negatives of those words.
Forward-looking statements involve substantial risks and uncertainties that may cause actual results to differ materially from those that we expect. These risks and uncertainties include: (1) our history of operating losses; (2) the fluctuation of our quarterly operating results; (3) our ability to implement our business strategy; (4) our ability to attract and retain an active and engaged community of Etsy sellers and Etsy buyers; (5) macroeconomic events that are outside of our control; (6) our ability to recruit and retain employees; (7) the importance to our success of the trustworthiness of our marketplace and the connections within our community; (8) our ability to enhance our current offerings and develop new offerings to respond to the changing needs of Etsy sellers and Etsy buyers; (9) the effectiveness of our marketing efforts; (10) the success of our new pricing model and the impact of that model on our sellers; (11) the effectiveness of our mobile solutions for Etsy sellers and Etsy buyers; (12) our ability to expand our business in our core geographic markets; (13) regulation in the area of privacy and protection of user data; (14) our dependence on third-party payment providers; and (15) the potential misuse or disclosure of sensitive information about our members and the potential for cyber-attacks. These risks and uncertainties are more fully described in our filings with the Securities and Exchange Commission, including in the section entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, and subsequent reports that we file with the Securities and Exchange Commission. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, we cannot guarantee future results, levels of activity, performance, achievements or events and circumstances reflected in the forward-looking statements will occur.
Forward-looking statements represent our beliefs and assumptions only as of the date of this press release. We disclaim any obligation to update forward-looking statements.

Etsy, Inc.
Condensed Consolidated Balance Sheets
(in thousands; unaudited)

	As of June 30, 2018	As of December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$357,820	$315,442
Short-term investments	209,689	25,108
Accounts receivable, net	30,615	33,677
Prepaid and other current assets	18,558	20,379
Funds receivable and seller accounts	49,551	44,658
Total current assets	666,233	439,264
Restricted cash	5,341	5,341
Property and equipment, net	117,024	117,617
Goodwill	37,959	38,541
Intangible assets, net	38,077	4,100
Other assets	676	720
Total assets	$865,310	$605,583
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,760	$13,622
Accrued expenses	35,447	28,743
Capital lease obligations—current	4,376	5,798
Funds payable and amounts due to sellers	49,551	44,658
Deferred revenue	6,440	6,262
Other current liabilities	2,925	3,394
Total current liabilities	113,499	102,477
Capital lease obligations—net of current portion	2,806	4,115
Deferred tax liabilities	32,292	23,786
Facility financing obligation	60,025	60,049
Long-term debt, net	269,133	—
Other liabilities	17,464	18,262
Total liabilities	495,219	208,689
Total stockholders’ equity	370,091	396,894
Total liabilities and stockholders’ equity	$865,310	$605,583

Etsy, Inc.
Condensed Consolidated Statements of Operations
(in thousands except share and per share amounts; unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue	$132,387	$101,692	$253,299	$198,583
Cost of revenue	45,409	35,724	86,704	70,383
Gross profit	86,978	65,968	166,595	128,200
Operating expenses:
Marketing	28,941	27,521	55,135	50,975
Product development	23,568	21,754	44,289	39,870
General and administrative	21,707	28,411	40,611	51,174
Total operating expenses	74,216	77,686	140,035	142,019
Income (loss) from operations	12,762	(11,718)	26,560	(13,819)
Other (expense) income, net	(8,137)	13,950	(8,954)	14,578
Income before income taxes	4,625	2,232	17,606	759
(Provision) benefit for income taxes	(1,246)	9,437	(1,260)	10,489
Net income	$3,379	$11,669	$16,346	$11,248
Net income per share attributable to common stockholders:
Basic	$0.03	$0.10	$0.14	$0.10
Diluted	$0.03	$0.10	$0.13	$0.10
Weighted-average common shares outstanding:
Basic	119,450,194	116,933,216	120,819,201	116,453,790
Diluted	125,551,759	120,723,938	126,186,664	120,424,631

Etsy, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands; unaudited)

	Six Months Ended June 30,
	2018	2017
Cash flows from operating activities
Net income	$16,346	$11,248
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation expense	13,638	10,592
Stock-based compensation expense—acquisitions	1,433	2,455
Depreciation and amortization expense	12,677	13,598
Bad debt expense	1,961	863
Foreign exchange loss (gain)	2,600	(18,883)
Amortization of debt issuance costs	475	110
Non-cash interest expense	4,335	4,368
Interest on marketable securities	(922)	302
Loss on disposal of assets	26	89
Deferred income taxes	(377)	—
Changes in operating assets and liabilities	14,320	(9,294)
Net cash provided by operating activities	66,512	15,448
Cash flows from investing activities
Cash paid for asset acquisition	(35,323)	—
Purchases of property and equipment	(304)	(3,593)
Development of internal-use software	(8,146)	(6,604)
Purchases of marketable securities	(234,149)	(29,462)
Sales of marketable securities	50,472	69,290
Net cash (used in) provided by investing activities	(227,450)	29,631
Cash flows from financing activities
Repurchase of stock for tax on RSU vesting	(7,898)	(2,028)
Repurchase of stock	(89,661)	—
Proceeds from exercise of stock options	10,725	6,376
Proceeds from issuance of convertible senior notes	345,000	—
Payment of debt issuance costs	(9,561)	—
Purchase of capped call	(34,224)	—
Payments on capital lease obligations	(3,421)	(3,742)
Payments on facility financing obligation	(5,469)	(1,224)
Net cash provided by (used in) financing activities	205,491	(618)
Effect of exchange rate changes on cash	(2,175)	832
Net increase in cash, cash equivalents and restricted cash	42,378	45,293
Cash, cash equivalents and restricted cash at beginning of period	320,783	186,933
Cash, cash equivalents and restricted cash at end of period	$363,161	$232,226

Revenue Categories
In connection with the adoption of Accounting Standards Codification 606, Revenue from Contracts with Customers, we renamed our revenue categories Marketplace and Services revenue. Marketplace revenue represents the fees we charge sellers to list items in the marketplace, the fees we charge for transactions between buyers and sellers, and the use of Etsy Payments by our sellers to process payments. Services revenue, formerly called Seller Services revenue, is derived from the optional services we provide to our sellers, which include Promoted Listings, Etsy Shipping Labels, and Pattern by Etsy. Revenue from Etsy Payments, our payments processing product, formerly included in Services revenue, is now included in Marketplace revenue because Etsy Payments is required to be used by Etsy sellers in the countries where it is available. All numbers presented in this press release reflect this reclassification.
The following table provides our Marketplace and Services revenue under our previous and current presentation:

	Quarter-to-Date Period Ended				Year-to-Date Period Ended
	Previous Presentation		Updated Presentation		Previous Presentation		Updated Presentation
	Marketplace Revenue	Services Revenue	Marketplace Revenue	Services Revenue	Marketplace Revenue	Services Revenue	Marketplace Revenue	Services Revenue

	(in thousands)
June 30, 2018	$49,625	$81,188	$91,306	$39,507	$97,458	$153,927	$179,273	$72,112
March 31, 2018	47,834	72,738	87,967	32,605	47,834	72,738	87,967	32,605
December 31, 2017	54,251	82,319	102,261	34,309	179,492	258,453	326,076	111,869
September 30, 2017	42,413	63,371	77,808	27,976	125,241	176,134	223,815	77,560
June 30, 2017	42,069	58,816	75,445	25,440	82,828	112,763	146,007	49,584
Currency-Neutral GMS Growth
We calculate currency-neutral GMS growth by translating current period GMS for goods sold that were listed in non-U.S. dollar currencies into U.S. dollars using prior year foreign currency exchange rates.
As reported and currency-neutral GMS growth for the periods presented below is as follows:

	Quarter-to-Date Period Ended			Year-to-Date Period Ended
	As Reported	Currency Neutral	FX Impact	As Reported	Currency Neutral	FX Impact
June 30, 2018	20.4%	19.3%	1.1%	20.1%	18.5%	1.6%
March 31, 2018	19.8%	17.6%	2.2%	19.8%	17.6%	2.2%
December 31, 2017	17.8%	16.5%	1.3%	14.5%	14.3%	0.2%
September 30, 2017	13.2%	12.6%	0.6%	13.0%	13.4%	(0.4)%
June 30, 2017	11.8%	12.6%	(0.8)%	12.9%	13.9%	(1.0)%

Non-GAAP Financial Measures
Adjusted EBITDA
In this press release, we provide Adjusted EBITDA, a non-GAAP financial measure that represents our net income adjusted to exclude: interest and other non-operating expense, net; provision (benefit) for income taxes; depreciation and amortization; stock-based compensation expense; foreign exchange loss (gain) and restructuring and other exit costs (income). Below is a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure.
We have included Adjusted EBITDA in this press release because it is a key measure used by our management and Board of Directors to evaluate our operating performance and trends, allocate internal resources, prepare and approve our annual budget, develop short- and long-term operating plans, determine incentive compensation and assess the health of our business. As our Adjusted EBITDA increases, we are able to invest more in our platform.
We believe that Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our business as it removes the impact of certain non-cash items and certain variable charges.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect other non-operating expenses, net of other non-operating income, including net interest expense;

•	Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•	Adjusted EBITDA does not consider the impact of stock-based compensation expense;

•	Adjusted EBITDA does not consider the impact of foreign exchange loss (gain);

•	Adjusted EBITDA does not consider the impact of restructuring and other exit costs (income); and

•	other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.
Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including net income and our other GAAP results.
Reconciliation of Net Income to Adjusted EBITDA
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

	(in thousands)
Net income	$3,379	$11,669	$16,346	$11,248
Excluding:
Interest and other non-operating expense, net (1)	3,687	2,153	6,354	4,305
Provision (benefit) for income taxes	1,246	(9,437)	1,260	(10,489)
Depreciation and amortization (1)	6,357	6,660	12,677	13,598
Stock-based compensation expense (2)	7,898	4,881	13,638	8,924
Stock-based compensation expense—acquisitions (2)	719	1,613	1,433	2,455
Foreign exchange loss (gain) (3)	4,450	(16,103)	2,600	(18,883)
Restructuring and other exit costs (income) (4)	(41)	11,260	(192)	11,260
Adjusted EBITDA	$27,695	$12,696	$54,116	$22,418

(1)
Included in interest and depreciation expense amounts above, are interest and depreciation expense related to our headquarters under build-to-suit accounting requirements, which commenced in May 2016. In the three and six months ended June 30, 2018 and 2017 those amounts are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

	(in thousands)
Interest expense	$2,249	$2,223	$4,499	$4,368
Depreciation	819	819	1,638	1,638
(2) $1.7 million of restructuring-related stock-based compensation expense has been excluded from the three and six months ended June 30, 2017 and is included in total restructuring and other exit costs below. See note (4). Total stock-based compensation expense included in the Consolidated Statements of Operations is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

	(in thousands)
Cost of revenue	$927	$398	$1,473	$762
Marketing	699	528	1,177	972
Product development	4,025	2,053	6,664	4,073
General and administrative	2,966	5,183	5,757	7,240
Total stock-based compensation expense	$8,617	$8,162	$15,071	$13,047
(3) Foreign exchange loss (gain) is primarily driven by the U.S. Dollar to Euro exchange rate fluctuations on our intercompany and other non-functional currency balances. The U.S. Dollar to Euro exchange rate increased 5.5% during the second quarter of 2018, while it decreased 6.5% in the second quarter of 2017. The U.S. Dollar to Euro exchange rate increased 2.5% during the first half of 2018, while it decreased 7.9% in the first half of 2017.
(4) Total restructuring and other exit costs (income) included in the Consolidated Statements of Operations are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

	(in thousands)
Cost of revenue	$(6)	$694	$(13)	$694
Marketing	(13)	2,349	(72)	2,349
Product development	(16)	3,101	(95)	3,101
General and administrative	(6)	5,116	(12)	5,116
Total restructuring and other exit costs (income)	$(41)	$11,260	$(192)	$11,260